Exhibit 10.8

THREE-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the          day of                     , 2011 (the “Effective Date”), by and between Home Federal Savings and Loan Association (the “Association”), a federally chartered stock savings and loan association that is headquartered in Ashland, Kentucky, and James W. King (“Executive”).

WITNESSETH

WHEREAS, the Association is a wholly owned subsidiary of Poage Bankshares, Inc., a corporation organized under the laws of the Commonwealth of Kentucky (the “Company”);

WHEREAS, Executive is currently employed as Executive Vice President and Chief Information Officer of the Association;

WHEREAS, the Company and the Association desire to be ensured of Executive’s continued active participation in the business of the Association;

WHEREAS, in order to induce Executive to remain in the employ of the Association and in consideration of Executive’s agreeing to remain in the employ of the Association, the parties desire to specify the severance benefits which shall be due Executive in the event that his employment with the Association is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

(a) The term of this Agreement shall begin as of the Effective Date and shall continue for thirty-six (36) full calendar months hereafter.

(b) Commencing on the first anniversary date of the Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall be extended for an additional year such that the remaining term shall be thirty-six (36) months, until such time as the board of directors of the Association (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party at least ninety (90) days prior to an Anniversary Date, in which case the term of this Agreement shall be fixed and shall terminate at the end of the twenty-four (24) months following such Anniversary Date. At least ninety (90) days prior to each Anniversary Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

2.	DEFINITIONS

(a) Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following events:

(1)	Merger: The Company or the Association merges into or consolidates with another entity, or merges another bank or corporation into the Association or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Association immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Association’s voting securities; provided, however, this clause (b) shall not apply to beneficial ownership of the Company’s or the Association’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Association’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Association’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Association sells to a third party all or substantially all of its assets.

(b) Good Reason shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(1)	failure to elect or reelect or to appoint or reappoint Executive as Executive Vice President and Chief Information Officer;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance or scope then the position Executive held immediately prior to the Change in Control;

(3)	a liquidation or dissolution of the Association other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)	a material reduction in Executive’s base salary and benefits; or

(5)	a relocation of Executive’s principal place of employment by more than 30 miles from its location as of the date of this Agreement;

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Association (or its successor) within sixty (60) days following the initial existence of the condition, describing the existence of such condition, and the Association shall thereafter have the right to remedy the condition within thirty (30) days of the date the Association received the written notice from Executive. If the Association remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Association does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c) Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	personal dishonesty;

(2)	incompetence;

(3)	willful misconduct;

(4)	breach of fiduciary duty involving personal profit;

(5)	material breach of the Association’s or the Company’s Code of Ethics;

(6)	material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Association or the Company;

(7)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(8)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Association, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(9)	material breach by Executive of any provision of this Agreement.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), (6), (7), (8), or (9) above has occurred and specifying the particulars thereof in detail.

(d) For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Association and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

3.	BENEFITS UPON TERMINATION

(a) If Executive’s employment by the Association shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Association for other than Cause, or (ii) Executive for Good Reason, then the Association shall:

(1) pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to:

(i) three (3) times Executive’s base salary in effect as of the Date of Termination, and

(ii) three (3) times the highest rate of bonus earned by Executive from the Association in any one of the three calendar years immediately preceding the year in which the termination occurs, and

(iii) payable by lump sum within ten (10) business days of the Date of Termination.

(2) cause to be continued, at no cost to Executive, non-taxable medical and dental coverage substantially identical to the coverage maintained by the Association for Executive prior to Executive’s termination for thirty-six (36) months.

(b) In no event shall the payments or benefits to be made or provided to Executive under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The reduction of the Termination

Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.	NOTICE OF TERMINATION

Any purported termination by the Association or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination of Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association.

6.	REQUIRED REGULATORY PROVISIONS

(a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c) If the Association is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Association or when the Association is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) Notwithstanding anything herein to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Kentucky but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Association and Executive, sitting in a location selected by the Association within fifty (50) miles from the main office of the Association, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Within thirty (30) days following written notice of a request for binding arbitration by either the Association or the Executive, (a) the Association and Executive shall use their best efforts to select an arbitrator, (b) the Association shall select a location for the arbitration, and (c) the Association and Executive shall use their best efforts to set a date for the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	OBLIGATIONS OF ASSOCIATION

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Association under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association, expressly and unconditionally to assume and agree to perform the Association’s obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Association has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:

EXECUTIVE

James W. King